Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by JAB Acquisition Corp I of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of JAB Acquisition Corp I in the afore-mentioned Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 18, 2026

/s/ Kyle Miller
Kyle Miller